Exhibit 99.1

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
October 25, 2019	Gary Chapman	Ivan Marcuse
The Woodlands, TX	(281) 719-4324	(281) 719-4637
NYSE: HUN

Huntsman Announces Third Quarter 2019 Earnings;

Strong Cash Flow Generation in the Quarter;

Divestiture of the Chemical Intermediates and Surfactants Businesses on Track

Third Quarter Highlights

•	Third quarter 2019 net income of $41 million compared to a net loss of $8 million in the prior year period; third quarter 2019 diluted earnings per share of $0.13 compared to a loss per share of $0.05 in the prior year period.

•	Third quarter 2019 adjusted net income of $95 million compared to $170 million in the prior year period; third quarter 2019 adjusted diluted earnings per share of $0.41 compared to $0.71 in the prior year period.

•	Third quarter 2019 adjusted EBITDA of $215 million compared to $308 million in the prior year period.

•	Third quarter 2019 net cash provided by operating activities from continuing operations of $257 million. Free cash flow from continuing operations of $197 million for the quarter.

•	Balance sheet remains strong with total Company net leverage of 1.6x.

•	Third quarter 2019 share repurchases of approximately 4.1 million shares for approximately $81 million.

•	Previously announced divestiture of the Chemical Intermediates and Surfactants businesses for $2.1 billion remains on track and is expected to close in early 2020. The businesses to be divested are now reported as discontinued operations on the income statement and held for sale on the balance sheet.

	Three months ended		Nine months ended
	September 30,		September 30,
In millions, except per share amounts	2019	2018	2019	2018

Revenues	$1,687	$1,968	$5,140	$5,783

Net income (loss)	$41	$(8)	$290	$965
Adjusted net income(1)	$95	$170	$288	$552

Diluted income (loss) per share	$0.13	$(0.05)	$1.12	$2.79
Adjusted diluted income per share(1)	$0.41	$0.71	$1.24	$2.27

Adjusted EBITDA(1)	$215	$308	$664	$954

Net cash provided by operating activities from continuing operations	$257	$248	$434	$446
Free cash flow from continuing operations(2)	$197	$191	$258	$300

See end of press release for footnote explanations and reconciliations of non-GAAP measures

THE WOODLANDS, Texas – Huntsman Corporation (NYSE: HUN) today reported third quarter 2019 results with revenues of $1,687 million, net income of $41 million, adjusted net income of $95 million and adjusted EBITDA of $215 million.

Peter R. Huntsman, Chairman, President and CEO, commented:

“In spite of an increasingly challenging global economic environment, I have never been more pleased about our mix of businesses and the strength of our balance sheet.  We continue our strategy to move and shift our asset portfolio to more downstream, stable and resilient businesses, as well as to manage effectively our working capital and balance sheet.  We are on track to close the divestiture of our Chemical Intermediates and Surfactants businesses in early 2020, yielding approximately $1.6 billion of net proceeds upon completion.  This, coupled with our ongoing strong free cash flow and investment grade balance sheet will provide us with abundant resource and flexibility in our ongoing balanced approach to capital allocation which includes organic and inorganic expansion, opportunistic share repurchases and a competitive dividend.  We are very well positioned for the future.”

Segment Analysis for 3Q19 Compared to 3Q18

Polyurethanes

The decrease in revenues in our Polyurethanes segment for the three months ended September 30, 2019 compared to the same period of 2018 was due to lower MDI average selling prices, partially offset by higher MDI sales volumes. MDI average selling prices decreased primarily due to a decline in component MDI selling prices in China and Europe. MDI sales volumes increased primarily due to the start-up of our new Chinese MDI facility in the third quarter of 2018. The decrease in segment adjusted EBITDA was primarily due to lower MDI margins driven by lower MDI pricing, partially offset by higher MDI sales volumes.

Performance Products

The decrease in revenues in our Performance Products segment for the three months ended September 30, 2019 compared to the same period of 2018 was due to lower average selling prices and lower sales volumes. Average selling prices decreased primarily due to lower raw material costs and weakened market conditions. Sales volumes decreased primarily due to weakened market conditions. The decrease in segment adjusted EBITDA was primarily due to lower sales volumes and lower margins, primarily in our ethyleneamines business, partially offset by higher margins in our specialty amines business.

Advanced Materials

The decrease in revenues in our Advanced Materials segment for the three months ended September 30, 2019 compared to the same period in 2018 was due to lower sales volumes and lower average selling prices. Sales volumes decreased across most markets primarily due to economic slowdown and customer destocking, particularly in our European region. Average selling prices decreased primarily due to the impact of a stronger U.S. dollar against major international currencies, partially offset by higher local currency selling prices. Segment adjusted EBITDA decreased due to lower sales volumes.

Textile Effects

The decrease in revenues in our Textile Effects segment for the three months ended September 30, 2019 compared to the same period of 2018 was due to lower sales volumes and lower average selling prices. Sales volumes decreased primarily due to lower demand primarily resulting from market uncertainties surrounding U.S. and China trade. Average selling prices decreased as a result of competitive market pressures and the impact of a stronger U.S. dollar against major international currencies. The decrease in segment adjusted EBITDA was primarily due to lower sales volumes and higher raw material costs, partially offset by lower fixed costs.

Corporate, LIFO and other

For the three months ended September 30, 2019, adjusted EBITDA from Corporate and other for Huntsman Corporation increased by $9 million to a loss of $36 million from a loss of $45 million for the same period of 2018.

Liquidity, Capital Resources and Outstanding Debt

During the three months ended September 30, 2019, our free cash flow from continuing operations was $197 million compared to $191 million in the prior year period. As of September 30, 2019, we had $1,707 million of combined cash and unused borrowing capacity.

During the three months ended September 30, 2019, we spent $63 million on capital expenditures compared to $59 million in the same period of 2018. In 2019, we expect to spend approximately $270 million on capital expenditures for continuing operations and approximately $70 million for the Chemical Intermediates and Surfactants businesses reported as discontinued operations.

During the three months ended September 30, 2019, we spent approximately $81 million to repurchase approximately 4.1 million shares. As of the end of the third quarter 2019, we have approximately $528 million remaining on our existing $1 billion multiyear share repurchase program.

Income Taxes

During the three months ended September 30, 2019, we recorded income tax expense of $30 million compared to $16 million during the same period in 2018. In the third quarter 2019, our adjusted effective tax rate was 21%. We expect our forward adjusted effective tax rate will be approximately 22% - 24%.

Earnings Conference Call Information

We will hold a conference call to discuss our third quarter 2019 financial results on Friday, October 25, 2019 at 10:00 a.m. ET.

Webcast link: https://78449.themediaframe.com/dataconf/productusers/hun/mediaframe/32469/indexl.html

Participant dial-in numbers:

Domestic callers:	(877) 402-8037
International callers:	(201) 378-4913

The conference call will be accompanied by presentation slides that will be accessible via the webcast link and Huntsman’s investor relations website, ir.huntsman.com. Upon conclusion of the call, the webcast replay will be accessible via Huntsman’s website.

Upcoming Conferences

During the third quarter 2019 a member of management is expected to present at:

Morgan Stanley’s Global Chemicals and Agriculture Conference on November 13, 2019

Citi’s Basic Materials Conference on December 3, 2019

A webcast of the presentation, if applicable, along with accompanying materials will be available at ir.huntsman.com.

Table 1 – Results of Operations

	Three months ended		Nine months ended
	September 30,		September 30,
In millions, except per share amounts	2019	2018	2019	2018
Revenues	$1,687	$1,968	$5,140	$5,783
Cost of goods sold	1,347	1,501	4,068	4,371
Gross profit	340	467	1,072	1,412
Operating expenses	231	238	695	711
Restructuring, impairment and plant closing (credits) costs	(43)	5	(42)	8
Merger costs	-	1	-	2
Operating income	152	223	419	691
Interest expense	(27)	(30)	(86)	(86)
Equity in income of investment in unconsolidated affiliates	19	14	41	45
Fair value adjustments to Venator investment	(148)	-	(90)	-
Loss on early extinguishment of debt	-	-	(23)	(3)
Other income, net	7	6	16	22
Income from continuing operations before income taxes	3	213	277	669
Income tax expense	(30)	(16)	(113)	(41)
(Loss) income from continuing operations	(27)	197	164	628
Income (loss) from discontinued operations, net of tax(3)	68	(205)	126	337
Net income (loss)	41	(8)	290	965
Net income attributable to noncontrolling interests, net of tax	(11)	(3)	(31)	(288)
Net income (loss) attributable to Huntsman Corporation	$30	$(11)	$259	$677

Adjusted EBITDA(1)	$215	$308	$664	$954
Adjusted net income(1)	$95	$170	$288	$552

Basic income (loss) per share	$0.13	$(0.05)	$1.12	$2.83
Diluted income (loss) per share	$0.13	$(0.05)	$1.12	$2.79
Adjusted diluted income per share(1)	$0.41	$0.71	$1.24	$2.27

Common share information:
Basic weighted average shares	227	238	230	239
Diluted weighted average shares	227	241	232	243

See end of press release for footnote explanations

Table 2 – Results of Operations by Segment

	Three months ended			Nine months ended
	September 30,		Better /	September 30,		Better /
In millions	2019	2018	(Worse)	2019	2018	(Worse)
Segment Revenues:
Polyurethanes	$993	$1,126	(12%)	$2,931	$3,268	(10%)
Performance Products	281	329	(15%)	880	991	(11%)
Advanced Materials	256	279	(8%)	803	850	(6%)
Textile Effects	179	204	(12%)	583	631	(8%)
Corporate and Eliminations	(22)	30	n/m	(57)	43	n/m

Total	$1,687	$1,968	(14%)	$5,140	$5,783	(11%)

Segment Adjusted EBITDA(1):
Polyurethanes	$146	$218	(33%)	$426	$668	(36%)
Performance Products	38	54	(30%)	125	158	(21%)
Advanced Materials	51	56	(9%)	159	177	(10%)
Textile Effects	16	25	(36%)	66	80	(18%)
Corporate, LIFO and other	(36)	(45)	20%	(112)	(129)	13%

Total	$215	$308	(30%)	$664	$954	(30%)

n/m = not meaningful

See end of press release for footnote explanations

Table 3 – Factors Impacting Sales Revenue

	Three months ended
	September 30, 2019 vs. 2018
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
	Currency	Rate	& Other	Volume(b)	Total

Polyurethanes	(13%)	(2%)	2%	1%	(12%)

Performance Products	(5%)	(2%)	3%	(11%)	(15%)

Advanced Materials	1%	(2%)	4%	(11%)	(8%)

Textile Effects	(2%)	(1%)	(2%)	(7%)	(12%)

Total Company	(15%)	(2%)	7%	(4%)	(14%)

	Nine months ended
	September 30, 2019 vs. 2018
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
	Currency	Rate	& Other	Volume(b)	Total

Polyurethanes	(13%)	(3%)	1%	5%	(10%)

Performance Products	(1%)	(3%)	2%	(9%)	(11%)

Advanced Materials	2%	(4%)	2%	(6%)	(6%)

Textile Effects	7%	(3%)	(2%)	(10%)	(8%)

Total Company	0%	(3%)	(7%)	(1%)	(11%)

(a) Excludes sales from tolling arrangements, by-products and raw materials.

(b) Excludes sales from by-products and raw materials.

Table 4 – Reconciliation of U.S. GAAP to Non-GAAP Measures

			Income Tax				Diluted Income
	EBITDA		(Expense) Benefit		Net Income		Per Share
	Three months ended		Three months ended		Three months ended		Three months ended
	September 30,		September 30,		September 30,		September 30,
In millions, except per share amounts	2019	2018	2019	2018	2019	2018	2019	2018
Net income (loss)	$41	$(8)			$41	$(8)	$0.18	$(0.03)
Net income attributable to noncontrolling interests	(11)	(3)			(11)	(3)	(0.05)	(0.01)
Net income (loss) attributable to Huntsman Corporation	30	(11)			30	(11)	0.13	(0.05)
Interest expense from continuing operations	27	30
Interest expense from discontinued operations(3)	-	10
Income tax expense from continuing operations	30	16	$(30)	$(16)
Income tax expense (benefit) from discontinued operations(3)	25	(41)
Depreciation and amortization from continuing operations	65	62
Depreciation and amortization from discontinued operations(3)	13	23
Business acquisition and integration expenses	3	2	(1)	-	2	2	0.01	0.01
EBITDA / (Income) loss from discontinued operations, net of tax(3)	(106)	213	n/a	n/a	(68)	205	(0.30)	0.85
Noncontrolling interest of discontinued operations(1)(3)	-	(21)	-	-	-	(21)	-	(0.09)
Release of significant income tax valuation allowances(a)	-	-	-	(24)	-	(24)	-	(0.10)
Merger costs, net of tax	-	1	-	-	-	1	-	0.00
Fair value adjustments to Venator Investment(b)	148	-	-	-	148	-	0.65	-
Certain legal settlements and related expenses	1	1	-	(1)	1	-	0.00	-
Certain non-recurring information technology project implementation costs	1	-	-	-	1	-	0.00	-
Amortization of pension and postretirement actuarial losses	16	18	(5)	(4)	11	14	0.05	0.06
Restructuring, impairment and plant closing and transition (credits) costs	(43)	5	9	(1)	(34)	4	(0.15)	0.02
Net plant incident costs	5	-	(1)	-	4	-	0.02	-
Adjusted(1)	$215	$308	$(28)	$(46)	$95	$170	$0.41	$0.71

Adjusted income tax expense(1)					$28	$46
Net income attributable to noncontrolling interests, net of tax					11	3
Noncontrolling interest of discontinued operations(1)(3)					-	21
Adjusted pre-tax income(1)					$134	$240

Adjusted effective tax rate(4)					21%	19%

Effective tax rate					n/m	8%

			Income Tax				Diluted Income
	EBITDA		(Expense) Benefit		Net Income		Per Share
	Nine months ended		Nine months ended		Nine months ended		Nine months ended
	September 30,		September 30,		September 30,		September 30,
In millions, except per share amounts	2019	2018	2019	2018	2019	2018	2019	2018
Net income	$290	$965			$290	$965	$1.25	$3.97
Net income attributable to noncontrolling interests	(31)	(288)			(31)	(288)	(0.13)	(1.19)
Net income attributable to Huntsman Corporation	259	677			259	677	1.12	2.79
Interest expense from continuing operations	86	86
Interest expense from discontinued operations(3)	-	30
Income tax expense from continuing operations	113	41	$(113)	$(41)
Income tax expense from discontinued operations(3)	44	95
Depreciation and amortization from continuing operations	201	187
Depreciation and amortization from discontinued operations(3)	59	63
Business acquisition and integration expenses	4	10	(1)	(2)	3	8	0.01	0.03
EBITDA / (Income) loss from discontinued operations, net of tax(3)	(229)	(525)	n/a	n/a	(126)	(337)	(0.54)	(1.39)
Noncontrolling interest of discontinued operations(1)(3)	-	222	-	-	-	222	-	0.91
U.S. tax reform impact on tax expense	-	-	3	49	3	49	0.01	0.20
Release of significant income tax valuation allowances(a)	-	-	-	(119)	-	(119)	-	(0.49)
Impact of Switzerland income tax rate change	-	-	32	-	32	-	0.14	-
Merger costs, net of tax	-	2	-	-	-	2	-	0.01
Fair value adjustments to Venator Investment(b)	90	-	-	-	90	-	0.39	-
Loss on early extinguishment of debt	23	3	(5)	(1)	18	2	0.08	0.01
Certain legal settlements and related expenses	1	4	-	(1)	1	3	0.00	0.01
Certain non-recurring information technology project implementation costs	1	-	-	-	1	-	0.00	-
Amortization of pension and postretirement actuarial losses	49	50	(13)	(12)	36	38	0.16	0.16
Restructuring, impairment and plant closing and transition (credits) costs	(42)	9	9	(2)	(33)	7	(0.14)	0.03
Net plant incident costs	5	-	(1)	-	4	-	0.02	-
Adjusted(1)	$664	$954	$(89)	$(129)	$288	$552	$1.24	$2.27

Adjusted income tax expense(1)					$89	$129
Net income attributable to noncontrolling interests, net of tax					31	288
Noncontrolling interest of discontinued operations(1)(3)					-	(222)
Adjusted pre-tax income(1)					$408	$747

Adjusted effective tax rate(4)					22%	17%

Effective tax rate					41%	6%

(a)	During the nine months ended September 30, 2018, we released $119 million of valuation allowances in Switzerland, the U.K., and Luxembourg. We eliminated the effect of this significant change in tax valuation allowances from our presentation of adjusted net income to allow investors to better compare our ongoing financial performance from period to period.
We do not adjust for insignificant changes in tax valuation allowances because we do not believe this provides more meaningful information than is provided under GAAP.
(b)	Represents the changes in market value in Huntsman's remaining interesting in Venator.

n/m = not meaningful; n/a = not applicable

See end of press release for footnote explanations

Table 5 – Selected Balance Sheet Items

	September 30,	December 31,
In millions	2019	2018
Cash	$418	$340
Accounts and notes receivable, net	1,090	1,183
Inventories	961	1,000
Other current assets	152	203
Current assets held for sale	1,108	232
Property, plant and equipment, net	2,324	2,353
Other noncurrent assets	2,062	1,765
Noncurrent assets held for sale	-	877

Total assets	$8,115	$7,953

Accounts payable	$744	$793
Other current liabilities	443	497
Current portion of debt	132	96
Current liabilities held for sale	586	225
Long-term debt	2,204	2,224
Other noncurrent liabilities	1,368	1,086
Noncurrent liabilities held for sale	-	283
Huntsman Corporation stockholders’ equity	2,482	2,520
Noncontrolling interests in subsidiaries	156	229

Total liabilities and equity	$8,115	$7,953

Table 6 – Outstanding Debt

	September 30,	December 31,
In millions	2019	2018
Debt:
Revolving credit facility	$-	$50
Accounts receivable programs	197	252
Term loan	101	-
Senior notes	1,947	1,892
Variable interest entities	72	86
Other debt	19	40

Total debt - excluding affiliates	2,336	2,320

Total cash	418	340

Net debt - excluding affiliates(5)	$1,918	$1,980

See end of press release for footnote explanations

Table 7 – Summarized Statement of Cash Flows

	Three months ended		Nine months ended
	September 30,		September 30,
In millions	2019	2018	2019	2018
Total cash at beginning of period(a)	$449	$763	$340	$719

Net cash provided by operating activities - continuing operations	257	248	434	446
Net cash provided by operating activities - discontinued operations(3)	126	46	222	488
Net cash used in investing activities - continuing operations	(11)	(54)	(111)	(514)
Net cash used in investing activities - discontinued operations(3)	(13)	(116)	(31)	(297)
Net cash used in financing activities	(383)	(181)	(431)	(117)
Effect of exchange rate changes on cash	(7)	(9)	(5)	(28)
Total cash at end of period(a)	$418	$697	$418	$697

Supplemental cash flow information - continuing operations:
Cash paid for interest	$(12)	$(14)	$(65)	$(73)
Cash paid for income taxes	(26)	(39)	(88)	(115)
Cash paid for capital expenditures	(63)	(59)	(181)	(148)
Depreciation and amortization	65	62	201	187

Changes in primary working capital:
Accounts and notes receivable	116	(30)	69	(135)
Inventories	(5)	(69)	19	(158)
Accounts payable	(4)	32	(16)	53
Total cash received from (used in) primary working capital	$107	$(67)	$72	$(240)

Free cash flow - continuing operations(2):
Net cash provided by operating activities	$257	$248	$434	$446
Capital expenditures	(63)	(59)	(181)	(148)
All other investing activities, excluding acquisition and disposition activities(b)	3	1	5	-
Non-recurring merger costs(c)	-	1	-	2
Free cash flow - continuing operations	$197	$191	$258	$300

Adjusted EBITDA	$215	$308	$664	$954
Capital expenditures	(63)	(59)	(181)	(148)
Capital reimbursements	2	1	9	4
Interest	(12)	(14)	(65)	(73)
Income taxes	(26)	(39)	(88)	(115)
Primary working capital change	107	(67)	72	(240)
Restructuring	(3)	(2)	(14)	(7)
Pensions	(37)	(36)	(91)	(94)
Maintenance & other	14	99	(48)	19
Free cash flow - continuing operations(2)	$197	$191	$258	$300

(a)	Includes restricted cash and cash held in discontinued operations until the Deconsolidation of Venator.
(b)	Represents "Acquisition of business, net of cash acquired", "Cash received from purchase price adjustment for business acquired", and "Proceeds from sale of business/assets".
(c)	Represents payments associated with one-time costs of the terminated merger of equals with Clariant.

Footnotes

(1)	We use adjusted EBITDA to measure the operating performance of our business and for planning and evaluating the performance of our business segments. We provide adjusted net income because we feel it provides meaningful insight for the investment community into the performance of our business. We believe that net income (loss) is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to adjusted EBITDA and adjusted net income (loss). Additional information with respect to our use of each of these financial measures follows:

Adjusted EBITDA, adjusted net income (loss) and adjusted diluted income (loss) per share, as used herein, are not necessarily comparable to other similarly titled measures of other companies.

Adjusted EBITDA is computed by eliminating the following from net income (loss): (a) net income attributable to noncontrolling interests, net of tax; (b) interest; (c) income taxes; (d) depreciation and amortization (e) amortization of pension and postretirement actuarial losses (gains); (f) restructuring, impairment and plant closing costs (credits); and further adjusted for certain other items set forth in reconciliation of adjusted EBITDA to net income (loss) in Table 4 above.

Adjusted net income (loss) and adjusted diluted income (loss) per share are computed by eliminating the after tax impact of the following items from net income (loss): (a) net income attributable to noncontrolling interest; (b) amortization of pension and postretirement actuarial losses (gains); (c) restructuring, impairment and plant closing costs (credits); and further adjusted for certain other items set forth in reconciliation of adjusted EBITDA to net income (loss) in Table 4 above. The income tax impacts, if any, of each adjusting item represent a ratable allocation of the total difference between the unadjusted tax expense and the total adjusted tax expense, computed without consideration of any adjusting items using a with and without approach.

We do not provide reconciliations for adjusted EBITDA, adjusted net income (loss) or adjusted diluted income (loss) per share on a forward-looking basis because we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of certain items, such as, but not limited to, (a) business acquisition and integration expenses and purchase accounting adjustments, (b) merger costs, and (c) certain legal and other settlements and related costs. Each of such adjustments has not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.

(2)	Management internally uses a free cash flow measure: (a) to evaluate the Company's liquidity, (b) to evaluate strategic investments, (c) to plan stock buyback and dividend levels and (d) to evaluate the Company's ability to incur and service debt. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company defines free cash flow as cash flow provided by operating activities less cash flow used in investing activities, excluding acquisition/disposition activities and non-recurring separation costs. Free cash flow is typically derived directly from the Company's condensed consolidated statement of cash flows; however, it may be adjusted for items that affect comparability between periods.

(3)	During the third quarter 2019, we entered into an agreement to sell our Chemical Intermediates and Surfactants businesses, which are now reported as held for sale. In the third quarter of 2017 we separated our Pigments and Additives division through an Initial Public Offering of Venator Materials PLC. Additionally, during the first quarter 2010 we closed our Australian styrenics operations. Results from these associated businesses are treated as discontinued operations.

(4)	We believe adjusted effective tax rate provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of the businesses’ operational profitability and that may obscure underlying business results and trends. In our view, effective tax rate is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to adjusted effective tax rate.

The reconciliation of historical adjusted effective tax rate and effective tax rate is set forth in Table 4 above. We do not provide reconciliations for adjusted effective tax rate on a forward-looking basis because we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of certain items, such as, but not limited to, (a) business acquisition and integration expenses, (b) merger costs, and (c) certain legal and other settlements and related costs. Each of such adjustments has not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.

(5) Net debt is a measure we use to monitor how much debt we have after taking into account our total cash. We use it as an indicator of our overall financial position, and calculate it by taking our total debt, including the current portion, and subtracting total cash.

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated and specialty chemicals with 2018 revenues more than $9 billion. Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. We operate more than 75 manufacturing, R&D and operations facilities in approximately 30 countries and employ approximately 10,000 associates within our four distinct business divisions. For more information about Huntsman, please visit the company's website at www.huntsman.com.

Social Media:

Twitter: www.twitter.com/Huntsman_Corp
Facebook: www.facebook.com/huntsmancorp
LinkedIn: www.linkedin.com/company/huntsman

Forward-Looking Statements:

Certain information in this release constitutes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management's current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company's operations, markets, products, services, prices and other factors as discussed under the caption "Risk Factors" in the Huntsman companies' filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, volatile global economic conditions, cyclical and volatile product markets, disruptions in production at manufacturing facilities, reorganization or restructuring of Huntsman’s operations, including any delay of, or other negative developments affecting the ability to implement cost reductions, timing of proposed transactions, and manufacturing optimization improvements in Huntsman businesses and realize anticipated cost savings, and other financial, economic, competitive, environmental, political, legal, regulatory and technological factors. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.

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